SUB-ITEM 77Q1(b)(ii):
Copies of the text of any proposal described in answer to sub-item 77D


It was voted that the status of the Loomis Sayles
International Bond Fund be changed from
"diversified" to "non-diversified".
Exhibit 77Q1(b)(ii)